EXHIBIT 99.1

CONTACT:	Janine Dusossoit
Vice President, Investor Relations
Safeguard Scientifics, Inc.
610-975-4952
SAFEGUARD ANNOUNCES 20% INCREASE
IN SECOND QUARTER 2005 REVENUES
Significant Progress in Reducing Operating Losses
at Consolidated Companies
Wayne, PA, August 3, 2005 — Safeguard Scientifics, Inc. (NYSE: SFE), a strategic growth partner for information technology and life sciences companies in the Time-to-Volume stage of development, today announced its operating results for the second quarter of 2005.
“We are very pleased with the revenue growth achieved by our companies in the second quarter,” said Anthony L. Craig, President and Chief Executive Officer of Safeguard. “All five consolidated companies made significant progress toward achieving profitability as they continue to scale their businesses.”
For the three months ended June 30, 2005, Safeguard’s consolidated revenues from continuing operations (which included Laureate Pharma) were $48.0 million, up 20% from $39.9 million in the second quarter of 2004. Net loss from continuing operations in the second quarter of 2005 was $7.7 million, or $0.06 per share, compared with net income from continuing operations of $10.2 million, or $0.08 per share in the second quarter of 2004. The 2004 results included $30.0 million of other income primarily associated with sales of companies.
For the six months ended June 30, 2005, Safeguard’s consolidated revenues from continuing operations were $90.9 million, up 15% from $78.8 million in the first six months of 2004. Net loss from continuing operations in the first six months of 2005 was $23.8 million or $0.20 per share compared to net income from continuing operations of $4.4 million or $0.04 per share in the year-ago period. The 2004 results included $40.5 million of other income primarily associated with sales of companies.
“Clarient, Mantas, and Pacific Title all recorded strong increases in revenues in the second quarter of 2005 compared to the year-ago quarter,” said Christopher Davis, Executive Vice President and Chief Administrative and Financial Officer of Safeguard Scientifics. “These companies, along with Alliance Consulting, all reported improved operating results in the second quarter of 2005.”

Revenues at Clarient (NASDAQ: CLRT), a technology and service resource for pathologists, oncologists and the pharmaceutical industry, jumped 118% in the second quarter of 2005 compared to the same period last year. Significant growth at its diagnostic laboratory services business and increased sales of its proprietary ACIS® systems contributed to the gains.
Laureate Pharma, which provides bioprocessing and drug delivery services to support the development and commercialization of pharmaceutical and biopharmaceutical products, contributed $3.8 million of revenues in the second quarter of 2005, an increase of 43% from the first quarter, its first quarter as a Safeguard company. Safeguard acquired Laureate Pharma in December 2004 and is helping the company scale its business through an expanded marketing and sales effort.
At Mantas, a leading provider of sophisticated analytic applications that address risk management, fraud detection, anti-money laundering and trading compliance, revenues grew 47% over the prior year second quarter as a result of strong growth in services as well as increased product license revenue. At June 30, 2005, backlog was $44 million compared to $37 million at March 31, 2005.
Pacific Title, which provides high technology digital and other specialized post-production services to the Hollywood motion picture and television industry, achieved 15% growth in revenues compared to last year’s second quarter, reflecting an increase in trailer production as well as expanded new digital intermediate services.
During the second quarter of 2005, Alliance Consulting, which provides custom software solutions and IT consulting services to Fortune 2000 clients, achieved improved operating results and reached break-even despite a modest decline in revenues compared to the year-ago quarter. At that time, Alliance was engaged in a significant post-merger integration project for its largest customer. Alliance continues to successfully deploy its new, higher-margin Global Delivery and Master Data Management services.
“At the Parent Company level, Safeguard’s balance sheet is strong,” said Mr. Davis, “and we ended the second quarter with $151 million in cash and marketable securities available to support the funding of our companies and for making acquisitions.”
“Safeguard’s strategy is to create long-term value for our shareholders by acquiring companies and helping them to develop by applying operational and management expertise,” said Mr. Craig. “We work closely with our companies to help them define their growth strategies and achieve their goals. We also recognize that young companies must invest to build growth. While these investments affect their profitability as well as Safeguard’s consolidated results, we believe that the investments will enhance the long-term values of our companies. As their enhanced values become apparent in growing revenues and profitability, we expect to have opportunities to realize the increased values through liquidity events.”
Web Cast
Safeguard will host a conference call and Web cast on August 4, 2005 at 9:00 a.m. (ET) to discuss second quarter 2005 results. Interested parties may access the live Web cast through the Safeguard Web site at www.safeguard.com. Web participants are encouraged to go to the site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. A replay of the Web cast will be archived and available at the Web site shortly after the call.

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About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) is a strategic growth partner for companies in the Time-to-Volume stage of development. Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, and are facing new challenges as they scale their businesses to meet market opportunities. Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth. In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders. For more information about Safeguard and its strategy, visit www.safeguard.com.
Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, labor disputes, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2005	2004
	(unaudited)
Assets
Current Assets
Cash and cash equivalents, restricted cash and marketable securities — Parent	$151,252	$162,378
— Subsidiaries	10,644	19,170
Restricted marketable securities	3,822	3,771
Accounts receivable, net	39,059	37,677
Prepaid expenses and other current assets	4,482	8,974

Total current assets	209,259	231,970

Property and equipment, net	44,606	45,135
Ownership interests in and advances to companies	33,723	35,311
Long-term marketable securities	4,891	11,964
Long-term restricted marketable securities	11,251	13,045
Intangible assets, net	8,871	10,855
Goodwill	93,204	93,049
Other	10,672	12,483

Total Assets	$416,477	$453,812

Liabilities and Shareholders’ Equity
Lines of credit	$18,710	$11,636
Current maturities of long-term debt	3,652	3,820
Other current liabilities	42,452	47,026

Total current liabilities	64,814	62,482

Long-term debt	5,427	11,210
Minority interest	7,302	11,652
Other long-term liabilities	13,207	12,665
Convertible senior debentures	150,000	150,000

Total shareholders’ equity	175,727	205,803

Total Liabilities and Shareholders’ Equity	$416,477	$453,812

Certain prior year amounts have been reclassified to conform to the current year presentation.

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue
Product sales	$3,475	$1,838	$5,506	$4,079
Service sales	44,535	38,013	85,348	74,769

Total revenue	48,010	39,851	90,854	78,848

Operating Expenses
Cost of sales — product	984	1,087	1,723	2,265
Cost of sales — service	31,410	24,098	61,573	48,157
Selling, general and administrative	20,228	25,590	41,630	48,030
Research and development	2,603	3,090	5,492	6,743
Amortization of intangibles	894	790	1,832	1,909

Total operating expenses	56,119	54,655	112,250	107,104

Operating loss	(8,109)	(14,804)	(21,396)	(28,256)
Other income, net	1,259	29,998	1,250	40,477
Impairment — related party	(102)	—	(260)	—
Interest Income	1,148	522	2,279	974
Interest expense	(1,564)	(2,500)	(3,100)	(5,678)
Equity loss	(1,376)	(3,927)	(5,407)	(6,301)
Minority interest	1,215	971	2,851	3,342

Net income (loss) from continuing operations before income taxes	(7,529)	10,260	(23,783)	4,558
Income tax (expense) benefit	(150)	(89)	11	(129)

Net income (loss) from continuing operations	(7,679)	10,171	(23,772)	4,429
Discontinued operations, net of income taxes	—	(22,632)	—	(21,524)

Net Loss	$(7,679)	$(12,461)	$(23,772)	$(17,095)

Basic income (loss) per share from continuing operations	$(0.06)	$0.08	$(0.20)	$0.04
Basic loss per share from discontinued operations	—	(0.18)	—	(0.18)

Basic net loss per share	$(0.06)	$(0.10)	$(0.20)	$(0.14)

Diluted income (loss) per share from continuing operations	$(0.06)	$0.08	$(0.20)	$0.04
Diluted loss per share from discontinued operations	—	(0.18)	—	(0.18)

Diluted net loss per share (a)	$(0.06)	$(0.10)	$(0.20)	$(0.14)

Weighted average shares outstanding from continuing operations
Basic	120,779	119,854	120,714	119,735
Diluted	120,779	121,088	120,714	121,642

Weighted average shares outstanding from discontinued operations
Basic and Diluted	120,779	119,854	120,714	119,735
Certain prior year amounts have been reclassified to conform to the current year presentation.
As a result of the sale of CompuCom, in October 2004, the results of CompuCom are shown as a discontinued operation for all periods presented.
(a) If a consolidated or equity method company has dilutive options or securities outstanding, dilutive net loss per share is computed first by deducting from net loss the income attributable to the potential exercise of the dilutive options or securities of the company.

Safeguard Scientifics, Inc.
Results of Segment Operations from Continuing Operations
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues
Alliance	$21,473	$23,779	$43,256	$47,259
Clarient	5,209	2,391	9,216	4,322
Laureate Pharma	3,792	—	6,437	—
Mantas	8,088	5,495	15,173	11,128
Pacific Title	9,448	8,186	16,772	14,861
Other Companies	—	—	—	1,278

Total Segment Results	$48,010	$39,851	$90,854	$78,848

Operating Income (Loss) (a)
Alliance	$48	$(1,989)	$(512)	$(2,242)
Clarient	(3,246)	(5,473)	(7,442)	(9,196)
Laureate Pharma	(2,708)	—	(5,900)	—
Mantas	(776)	(4,309)	(2,421)	(8,515)
Pacific Title	2,190	1,606	3,112	2,258
Other Companies	—	—	—	(1,396)

Total Segment Results	(4,492)	(10,165)	(13,163)	(19,091)
Other Items	(3,617)	(4,639)	(8,233)	(9,165)

	$(8,109)	$(14,804)	$(21,396)	$(28,256)

Safeguard Share of Net Income (Loss) from Continuing Operations (b)
Alliance	$(163)	$(2,064)	$(863)	$(2,375)
Clarient	(1,994)	(3,349)	(4,532)	(5,846)
Laureate Pharma	(2,788)	—	(6,043)	—
Mantas	(775)	(5,246)	(2,428)	(8,839)
Pacific Title	2,485	1,346	3,345	1,968
Other Companies (c)	(1,484)	27,021	(5,506)	35,571

Total Segment Results	(4,719)	17,708	(16,027)	20,479
Other Items (d)	(2,960)	(7,537)	(7,745)	(16,050)

Net Income (Loss) from Continuing Operations	$(7,679)	$10,171	$(23,772)	$4,429

(a) Operating Income (Loss) represents the revenues less operating expenses of each segment, and excludes any allocation to minority interest.
(b) Safeguard Share of Net Income (Loss) from Continuing Operations includes the net results of each segment, including interest, adjusted for any amount allocated to minority interest.
(c) Other Companies includes those companies in which Safeguard has less than a majority interest, as well as our ownership in funds. Our share of Other Companies consists primarily of equity income (loss) and gains (loss) on companies, both of which are reported below the operating income (loss) line.
(d) Other Items includes corporate expenses and income taxes.